EXHIBIT 99.01

Nanobac Pharmaceuticals, Incorporated

4730 North Habana Avenue

Suite 205

Tampa, Florida 33614

 January 18, 2008

Dr. Hector Gomez

Chairman of the Board

DNA Print Genomics

1621 W University Parkway

Sarasota, Florida 34243

Dear Dr. Gomez:

The purpose of this letter is to confirm the recent discussions and an agreement in principle between Nanobac Pharmaceuticals, Incorporated (“Buyer”) and DNA Print Genomics, Inc. (“Seller”) regarding Buyer’s proposal to acquire Seller’s business and related operations (the “Business”). Although the specific corporate and legal structures for accomplishing the proposed acquisition have not been finally determined, in this letter we use the term “Acquisition” to refer to the structure and transactions ultimately to be agreed upon by Seller and Buyer (and/or, as appropriate, their respective equity owners) to effect the acquisition by Buyer of the Business of Seller.

This proposal is being made as a result of the discussions we have had with you and is based upon the information and documents you have provided to us, as well as the representations that you have made to us. Based thereon, the general terms and conditions upon which Buyer proposes to effect the Acquisition are as follows:

1.

Acquisition of Business. Buyer proposes to acquire the entire Business, including all assets and operations used in or related to the Business. We intend to complete the closing of the Acquisition (the “Closing”) on or about March 31, 2008 or such other time as we may agree upon.

2.

Consideration. As consideration for the Acquisition, Buyer would pay and deliver to Seller (and/or, as appropriate, its equity owners), Seventy Five Million (75,000,000) shares of Buyer’s common stock.  These shares will be in exchange for all of the issued and outstanding shares of Seller’s common and/or preferred stock.

Further, the above contemplated Acquisition by Buyer of Seller is contingent upon Buyer’s ability to raise or contribute a minimum of Five Hundred Thousand Dollars ($500,000) and a total of One Million Five Hundred Thousand Dollars ($1,500,000) to the combined entity on a monthly basis for three months commencing as follows: $250,000 by wire transfer on January 23, 2008 and $250,000 by wire transfer on January 31, 2008, followed by another payment of $250,000 on February 14th 2008 and $250,000 on February 28th 2008 and followed by another payment of $250,000 on March 19th 2008 and followed by another $250,000 payment on March 31st 2008.  All payments are to be made by wire transfer on or before the dates as agreed and sent to the following:

Bank Name:  Bank of America

Bank Address:  1201 6th Ave. West Bradenton, FL  34205

Account Name:  DNAPrint Genomics, Inc.

Account #

ABA #  026 009 593

Swift Code     BOFAUS3N

Bank contact:   Linda Spivey 888-852-5000 X3630

Terms and conditions of this contribution shall be negotiated and must be mutually acceptable to both Buyer and Seller. Buyer may extend the contractual period by providing additional payments to Seller under the same terms and conditions as set forth in mutually agreed contract.

3.

Structure of Transaction.

(a)

General. We propose to effect the Acquisition by way of a merger of Seller and a subsidiary of Buyer. As a result of the Merger, Seller would, in effect, become a wholly owned subsidiary of Buyer. All of Seller’s stockholders would no longer own Seller stock but instead would become stockholders of Buyer.

(b)

Ownership of Business Assets. Regardless of the legal structure of the Acquisition, it is important that, upon consummation of the Acquisition, title to all assets used in the operation of the Business (including but not limited to intellectual property) be vested in Buyer or its subsidiary. This may require execution by Seller’s principal equity owners, or others, of appropriate instruments of conveyance in connection with the Closing.

(c)

Compliance with Law. All parties shall take appropriate steps designed to cause the Acquisition to comply with all applicable laws, including but not limited to state and federal securities laws. Any securities issued in connection with the Acquisition shall bear an appropriate restrictive legend.

(e)

Tax Treatment. It is intended that the Acquisition be structured as a tax free reorganization so as not to give rise to any taxable income to either Seller or any of its equity owners. Buyer, however, shall not be responsible for the tax treatment of the Acquisition.

6.

Definitive Agreement.

(a)

General. The transactions contemplated by this letter, if effected, will be subject to the terms and conditions to be set forth in a definitive, legally binding written agreement to be negotiated, entered into and executed by Buyer, Seller, and any other required parties (together with all related agreements and instruments, the “Definitive Agreement”). The Definitive Agreement, if and when entered into, will set forth the legal mechanics and the specific terms and conditions pursuant to which the acquisition will be accomplished.

(b)

Representations and Warranties. The Definitive Agreement will include appropriate representations and warranties with respect to the financial and business conditions of Seller, its contractual relationships, the absence of undisclosed or contingent liabilities, and other pertinent matters. In particular, the Definitive Agreement will include representations regarding the material financial and other information you have provided us.

(c)

Covenants. The Definitive Agreement also will contain covenants and other agreements on behalf of the parties. Among other things, these covenants will require that the Business be operated only in the ordinary course, and that Seller not take any unusual actions, prior to Closing.

(d)

Conditions. The Definitive Agreement also will set forth conditions to the respective obligations of the parties under the Definitive Agreement, as are appropriate for the Acquisition.

(e)

Preparation of Definitive Agreement. Immediately upon the execution of this letter, we and our respective legal counsels shall enter into negotiations directed toward the preparation and execution of the Definitive Agreement, and we each shall use our respective commercially reasonable best efforts to negotiate and finalize the Definitive Agreement as promptly as reasonably practicable.

(f)

Governing Law. The Definitive Agreement shall be governed by Florida law.

7.

Best Reasonable Efforts. Buyer and Seller will negotiate in good faith and use their best reasonable efforts to arrive at a mutually acceptable Definitive Agreement for approval, execution, and delivery on the earliest reasonably practicable date; provided, however, that either party will have the right to terminate negotiations and this letter if a Definitive Agreement has not been entered into by the parties hereto on or before the close of business on June 30, 2008. Buyer may extend negotiations beyond March 31, 2008 to June 30, 2008 by providing Seller with additional payments as agreed upon by both parties. If and when a Definitive Agreement is entered into by the parties hereto, Buyer and Seller will thereupon use their best reasonable efforts to affect the closing of, and to proceed with, the transactions contemplated by the Definitive Agreement as promptly as is reasonably practicable.

8.

Confidentiality; Public Disclosure.

(a)

Seller and Buyer hereby acknowledge that, in connection with the continued discussion of the transactions described in this letter, each will have access to confidential and proprietary information of the other. Accordingly, each party agrees that it will not disclose or use, and it will cause its Representatives not to disclose or use, other than in connection with its evaluation of the proposed transaction, any and all financial, technical, commercial or other information concerning the business and affairs of the other party which is furnished by such other party to it in connection with the transaction contemplated in this letter, other than information that is publicly available or that becomes known to it from a source other than the other party (“Confidential Information”). If the Acquisition is not consummated, then (i) each party will promptly return to the other all documents, contracts, records or properties constituting confidential or proprietary information of such other party.

(b)

Without the prior written consent of the other party hereto, neither Buyer, Seller nor any of their respective Representatives shall disclose (whether by press release or other public or private means) to any person, other than the respective Representatives of Buyer and Seller, the fact that any discussions or negotiations are taking place concerning the transaction described in this letter, including the status thereof, except as may be required by law or reasonably deemed necessary by counsel for the person in question to comply with law. The parties will consult with each other and their respective attorneys in preparing any public release regarding the transactions contemplated hereby.

Of course, the final terms and conditions of the Acquisition will be subject to, among other things, our mutual review and approval and the review and approval of our respective legal counsels, approvals by the Boards of Directors of the parties, as well as compliance with applicable provisions of law. Notwithstanding our good faith intentions at this time, we recognize there can be no assurance that such conditions will be satisfied or that such approvals will be forthcoming. This letter is intended to serve as an expression of interest as to the transactions hereinabove described and as the basis of our understanding regarding the matters set forth herein; but, except for matters referred to in this paragraph, the following paragraph, and Paragraphs 7 and 8 above, this letter is not a binding agreement and shall not have any legal force or effect.

If you agree with the foregoing, please sign and date this letter in the spaces provided below to confirm our mutual intentions, understandings and agreements as set forth in this letter and return a signed copy to the undersigned. If we do not receive a copy of this letter countersigned by you on or before the close of business on January 25, 2008, then the proposal set forth above will be deemed to have been withdrawn.

Very truly yours,

Nanobac Pharmaceuticals, Incorporated (“Buyer”)

By:	/s/ John Stanton
Name:	John Stanton
Title:	Chairman of the Board

Acknowledged and agreed to:

DNA Print Genomics,

By:	/s/ Dr. Hector Gomez
Name:	Dr. Hector Gomez
Title:	Chairman of the Board